EXHIBIT 2.2
RON BENDER (SBN 143364)
MONICA Y. KIM (SBN 180139)
JACQUELINE L. RODRIGUEZ (SBN 198838)
LEVENE, NEALE, BENDER, RANKIN & BRILL L.L.P.
1801 Avenue of the Stars, Suite 1120
Los Angeles, California 90067
Telephone:  (310) 229-1234
Facsimile:  (310) 229-1244


Attorneys for Chapter 11 Debtors
and Plan Proponents

                         UNITED STATES BANKRUPTCY COURT

                         CENTRAL DISTRICT OF CALIFORNIA

                          SAN FERNANDO VALLEY DIVISION

 In re                                 )CASE)NO.SV 03-15880-GM
                                       )
 THE WALKING COMPANY, a                )Jointly Administered With Case
 California corporation,                No. SV 03-15932-GM
 and
 ALAN'S SHOES, INC., an Arizona        )Chapter 11
 corporation,

                                       )ORDER CONFIRMING DEBTORS'
                 Debtors.              )SECOND AMENDED PLAN OF
                                       )REORGANIZATION

  _   Affects The Walking Company Only )Plan Confirmation Hearing:
                                        --------------------------
  -   Affects Alan's Shoes, Inc. Only  )Date:  March 1, 2004
                                       )Time:  9:00 a.m.
  X_  Affects Both Debtors             )Place: Courtroom "303"
                                               21041 Burbank Blvd.
                                               Woodland Hills, CA


----------------------------------------------------------


         A hearing was held on March 1, 2004, at 9:00 a.m., for the Bankruptcy Court to consider the confirmation of the Second Amended Plan of
Reorganization (the "Plan") proposed by The Walking Company and Alan's Shoes, Inc.(collectively, the "Debtors"). Appearances were made as set forth on the record of the Bankruptcy Court.The Bankruptcy Court, having considered the Plan, the voting on the Plan, the complete record in these cases, the statements,  arguments and  representations  of the parties made at the
Plan confirmation hearing, and the Bankruptcy Court having determined that proper notice of the Plan and the Plan confirmation hearing was given and that all objections to Plan confirmation were either withdrawn or overruled, and good cause appearing therefore,
         THE BANKRUPTCY COURT HEREBY FINDS AS FOLLOWS:
         1.       Each and every  requirement  of  Sections  1122(a) and
        1123(a) of the  Bankruptcy  Code has been satisfied.
         2. Each and every requirement of Sections 1125 and 1126 of the Bankruptcy Code has been satisfied.
         3. The Plan, as modified, complies with Section 1127(a) and Bankruptcy Rule 3019.
         4. Each and every requirement of Section 1129(a) of the Bankruptcy Code necessary for Plan confirmation has been satisfied except for Section 1129(a)(8) of the Bankruptcy Code with respect to class 20 (general unsecured creditors) in the event that class 20 is deemed to reject the Plan and with respect to class
        21 (interest holders).
         5. Even if Shoes.Com, Inc. ("SCI") is provided a class 20 allowed claim in an amount that would cause class 20 to be deemed, as a class,  to have voted to reject the Plan if SCI voted its class
        20 allowed claim to reject the Plan,  each and every  requirement  of
        Section 1129(b) of the Bankruptcy Code necessary for Plan confirmation over the dissenting vote of class 20 has been satisfied because the Plan does not discriminate unfairly against, and is fair and equitable with respect to, class 20 and because no holder of any claim or interest that is junior to class 20 claims will receive or retain any property under the Plan on account of such junior claim or interest.
         6. Each and every requirement of Section 1129(b) of the Bankruptcy Code necessary for Plan confirmation over the dissenting vote of class 21 (Interest holders) has been satisfied because the
        Plan does not discriminate unfairly against, and is fair and equitable with respect to, class 21 (interest holders).
         7. The Debtors and the Reorganized Debtor have demonstrated, either through evidence satisfactory to the Bankruptcy Court or through separate agreements with affected landlords, adequate assurance of future performance of all Assumed Contracts and Leases.
         BASED UPON ALL OF THE FOREGOING, IT IS HEREBY ORDERED AS FOLLOWS:
         1.       The Plan, a copy of which is attached  hereto as Exhibit
        "A", is confirmed pursuant to Sections 1129(a) and 1129(b) of the Bankruptcy Code.
         2.       All of the modifications to the Plan are approved.
         3. All terms which are not defined in this Order shall have the definitions assigned to such terms in the Plan unless such terms are defined in the Disclosure Statement and not in the Plan in which case such terms shall have the definitions assigned to such terms in the Disclosure Statement.
         4.       The effective date of the Plan (the  "Effective  Date")
        shall be the first business day following the date of entry of this Order. On the Effective Date, TWC Acquisition Corp. (the "Reorganized Debtor"), a subsidiary Delaware corporation formed by
        Big Dogs Holdings,  Inc. ("BDH"),  will acquire all of the assets of the Debtors (excluding the Lease Sale Proceeds, the Class Action Recovery Funds, the Class Action Suit, and the $610,000 SCI Stock Proceeds) free and clear of all rights, claims, liens, encumbrances  and  interests of the Debtors,  their bankruptcy estates, all creditors and interest holders, except as otherwise provided for in the Plan. From and after the Effective Date, the Reorganized Debtor shall own and operate such assets without further supervision by or jurisdiction of the Bankruptcy Court.
         5.       On or as soon as practicable after the Effective Date:
                  a. LNBRB shall turn over the $610,000 of SCI Stock Proceeds to the Reorganized Debtor which shall distribute this sum to the $2.5  Million  Junior  Secured  Creditors on a pro rata basis based on the allowed amount of their respective secured claims against the Debtors as set forth in Exhibit "1" to the Plan.
                  b. The Reorganized Debtor shall issue the Junior Secured Creditors Stock to the Junior Secured Creditors on a pro
        rata basis based on the allowed amount of their  respective  secured claims against the Debtors as set forth in Exhibit "1" to the Plan.
                  c.       The  Reorganized  Debtor shall issue the
        Intercompany  Note to BDH in form  attached as Exhibit "2' to the Plan.
                  d. The Reorganized Debtor shall distribute the Junior Secured Creditors New Money Contribution to all of the
        Junior Secured Creditors in accordance with Exhibit "1" to the Plan.
                  e. The Reorganized Debtor shall distribute the Junior Secured Creditors Promissory Notes in the form attached as Exhibit "10" to the Plan and in accordance with Exhibit "1" to the Plan.
                  f. The Reorganized Debtor shall issue the First Unsecured Creditors Promissory Note in the form attached as
        Exhibit  "6" to the Plan and the Second  Unsecured  Creditors
        Promissory  Note in the form attached as Exhibit "8" to the Plan to the Post-Confirmation Creditors Committee.
                  g. The Reorganized Debtor shall pay $510,000 to FocalPoint in full, complete and final satisfaction of all claims of FocalPoint.
                  h. The Reorganized Debtor shall pay $60,000 to Jim Argyropoulos in full, complete and final satisfaction of his claim for actual out-of-pocket expenses incurred in connection with the Original Plan as provided by the Bankruptcy Court.
                  i.       LNBRB shall turn over to the  Reorganized  Debtor
        the $41,985 of Lease Sale Proceeds and any Class Action Recovery Funds currently being held by LNBRB, which the Reorganized Debtor shall maintain in a segregated account for the benefit of holders of class
        20 allowed claims until the Reorganized Debtor distributes such funds to the holders of class 20 allowed claims.
         6. On the Effective Date, the Reorganized Debtor shall pay the Unsecured Creditors New Money Contribution into a segregated account maintained by LNBRB (the "Walking Company Trust Account").
         7. On the Effective Date, the Reorganized Debtor shall pay $600,000 of the New Money Contribution into the Professional Fee Account maintained by LNBRB.
         8. The Reorganized Debtor shall pay all undisputed amounts needed to cure any delinquencies in connection with the assumption and assignment of any unexpired leases or executory contracts set forth in Exhibit "B" to this Order within five (5) days of the Effective Date and will deposit all disputed amounts into a segregated account for the benefit of such other parties to such leases and executory  contracts free and clear of any liens of Wells or the Junior Secured  Creditors Lien pending an agreement  between the Reorganized Debtor and such other parties to such leases and executory contracts or the entry of a Bankruptcy Court order resolving such disputed amounts.
         9. Within five business days following the Effective Date, the Reorganized Debtor shall cause the release and expungement of all undisputed mechanics liens relating to the Assumed Contracts and Leases by way of satisfaction or otherwise. If the Reorganized
        Debt or disputes the amount of any mechanics lien, the Reorganized Debtor shall record a mechanics lien release bond or provide other security sufficient to obtain the release of the landlord's real property and the leasehold interest from the lien under applicable state law within seven business days following the Effective Date.
         10. The Reorganized Debtor shall not be required to pay more than $600,000 on account of the allowed fees and expenses of the professionals which have been employed in these cases, exclusive of any fees and expenses to be paid to FocalPoint. To the extent the allowed fees and expenses of the professionals who have been employed in these cases exclusive of FocalPoint exceed $600,000 (after taking into account pre-petition retainers paid and the $750,000 which has been disbursed to such professionals from the Professional Fee Account), the difference will be paid out of the Unsecured Creditors New Money Contribution. LNBRB will cause all allowed professional fees and expenses to be paid out of the $1,035,000 (comprised of the $600,000 designated for allowed professional fees and expenses plus the $435,000 Unsecured
        Creditors New Money  Contribution) to be paid into the  Professional
        Fee Account and the Walking Company Trust Account by the Reorganized Debtor on the Effective Date. After LNBRB has caused all allowed professional fees and expenses to be paid out of the $1,035,000 to be paid into the Professional Fee Account and the Walking Company Trust Account by the Reorganized Debtor on the Effective Date, LNBRB will turn over the remaining balance to the Reorganized Debtor who will hold such funds in a segregated interest bearing account for the benefit of the holders of class 20 allowed claims until the Reorganized Debtor distributes such funds to the holders of class
        20 allowed claims.
         11.      All  allowed   administrative   claims  (i.e.,
        post-bankruptcy   claims  including  outstanding professional fees
        and expenses and any fees and expenses owing to the Bankruptcy Court and the Office of the United States Trustee) which were incurred by the Debtors or allowed by Bankruptcy Court order will either be assumed by the Reorganized Debtor and paid in the ordinary course of the Reorganized Debtor's business or paid by the Reorganized Debtor when allowed by Bankruptcy Court order, except allowed fees and expenses of professionals which have been employed in the Debtors' Chapter 11 cases, exclusive of any fees and expenses of FocalPoint, which will be paid first out of the Professonal Fee Account and then, to the extent of any shortfall in the Professional Fee Account, out of the Walking Company Trust Account in the amounts allowed by the Bankruptcy Court. As set forth in paragraph 5g. above, by agreement between BDH and FocalPoint, the Reorganized Debtor will pay the total sum of $510,000 to FocalPoint in full, complete and final satisfaction of all claims of FocalPoint. The Reorganized Debtor reserves all of its rights to object to any other administrative claim asserted against the Debtors.
         12.      The Reorganized  Debtor will pay all allowed Section  507(a)
        (8) priority tax claims in full with interest at the rate of six (6) percent (6%) per annum over a period of six years from the date of assessment of such tax claims, with such payments to be made on an annual basis. The first payment on account of such priority tax claims shall be made within thirty days following the Effective Date.
         13. The Reorganized Debtor will pay all allowed priority claims that are referred to in Bankruptcy Code Sections 507(a)(3),
        (4), (5), (6), and (7) in cash in full on the later of the Effective Date and the date the Bankruptcy Court enters an order allowing such priority claims.
         14. On the Effective Date, all class 21 interests in the Debtors will be deemed cancelled, terminated, rejected and of no further force and effect and will no longer constitute an equity interest in the Debtors or the Reorganized Debtor without the need for either the Debtors or the class 21 interest holders to take any further action. Interest holders will not receive any distribution or retain any property under the Plan on account of their equity interests in the Debtors.
         15. On or immediately after the Effective Date, the Reorganized Debtor will change its name to "The Walking Company" (or any other name selected by the Reorganized Debtor).
         16. All other payments required to be made under the Plan (other than as set forth above with respect to exchange rights granted to the holders of the Junior Secured Creditors Stock, the Junior Secured Creditors Promissory Notes, the First Unsecured Creditors Promissory Note, and the Second Unsecured Creditors Promissory Note) will be funded through the business operations and working capital of the Reorganized Debtor, subject to the specific provisions of Paragraph 48.
         17. On the Effective Date, the officers and directors of the Reorganized Debtor are authorized to execute and deliver all documents and agreements required for implementation of the Plan, including, without limitation, in connection with the Wells Post-Confirmation Financing agreements.
         18. On the Effective Date, TWC and Alan's will be substantively consolidated. There will be no distinction between the treatment of TWC's creditors and Alan's creditors under the Plan. From and after the Effective Date, TWC and Alan's will cease to exist as a separate legal entities.
         19. The management of the Reorganized Debtor and the members of the Reorganized Debtor's Board of Directors shall consist of Andrew Feshbach. The initial management of the Reorganized Debtor shall consist of Andrew Feshbach, CEO; Roberta Morris, CFO and Assistant Secretary; and Anthony Wall, Executive Vice President, General
        Counsel and Secretary.
         20. The Reorganized Debtor shall serve as the disbursing agent for the purpose of making all distributions to the class 20 claim holders. The Reorganized Debtor shall only make distributions to or for the benefit of the class 20 claim holders upon receipt of a final, entered order of the Bankruptcy Court authorizing such distributions. LNBRB shall cause all allowed fees and expenses of the professionals employed in these cases (excluding FocalPoint) to be paid first out of the Professional Fee Account and then, to the extent of any shortfall in the Professional Fee Account, out of the Walking Company Trust Account.
         21. On the Effective Date, all of the Debtors' executory contracts and unexpired leases attached as Exhibit "11" to the Plan
        (the "Assumed Contracts and Leases") shall be deemed assumed by the Debtors and assigned to the Reorganized Debtor effective as of the Effective Date. With respect to all of the Assumed Contracts and Leases, the Reorganized Debtor has (a) demonstrated that it will cure and has provided adequate assurance that the Reorganized
        Debtor will promptly cure any default existing under all such Assumed Contracts and Leases in the amounts set forth in Exhibit "B" hereto,
        (b) demonstrated that it will compensate or has provided adequate assurance that the Reorganized Debtor will promptly compensate any other party to such Assumed Contracts and Leases for any actual pecuniary loss to such parties resulting from any default existing under any such Assumed Contracts and Leases, and (c) provided adequate assurance of future performance under such Assumed Contracts and Leases. A supplemental schedule identifying those amounts payable to landlords on account of attorneys' fees under Bankruptcy Code
        Section 365(b)(1)(B) shall be filed separately.
         22. All Assumed Contracts and Leases are subject to all applicable provisions thereof, unless modified or amended by written agreement between a particular landlord and the Reorganized Debtor. Specifically, but without limitation, the Reorganized Debtor agrees to maintain "The Walking Company" trade name and comply with all applicable use provisions of the Assumed Contracts and Leases.
         23. The collateral provided to Wells in connection with any post-confirmation financing and the collateral provided to Junior Secured Creditors or other parties in interest shall not include any lien, pledge or leasehold mortgage against the Reorganized Debtor's interest in any of the real property leasehold interests included in the list of Assumed Contracts or Leases.
         24. A status and scheduling hearing shall be held before the Bankruptcy Court on March 30, 2004 at 10:00 a.m. with respect to all unresolved disputed cure amounts.
         25. A status and scheduling hearing shall be held before the Bankruptcy Court on March 30, 2004 at 10:00 a.m. with respect to all unresolved disputed mechanics liens which must be cured by the Reorganized Debtor.
         26. All of the Debtors' remaining executory contracts and unexpired leases which are not included among the list of Assumed Contracts and Leases attached as Exhibit "11" to the Plan shall be deemed rejected effective as of 11:59 PST on the Effective
        Date. THE BAR DATE FOR FILING A PROOF OF CLAIM BASED ON A CLAIM ARISING FROM THE REJECTION OF AN UNEXPIRED LEASE OR EXECUTORY
        CONTRACT WHICH IS REJECTED ON THE  EFFECTIVE  DATE WILL BE THIRTY
        (30) DAYS AFTER THE EFFECTIVE DATE. Any claim based on the rejection of an unexpired lease or executory contract will be barred if the proof of claim is not timely filed, unless the Bankruptcy Court orders otherwise. In the event that any allowed class 20 claims arise as a result of the rejection of any of the Debtors' executory contracts and unexpired leases due to their not being included in the list of Assumed Contracts and Leases, the Reorganized Debtor will increase the principal amount of the First Unsecured Creditors Promissory Note on a proportional basis so that there is no dilutive effect to the holders of class 20 allowed claims resulting from the rejection of such executory contracts and unexpired leases.
         27. With respect to any real property leases of the Debtors that the Reorganized Debtor elects not to take an assignment of (a "Rejected Property"), the Reorganized Debtor shall be entitled to continue in possession of the Rejected Property and operate therefrom for up to 30 days after the Effective Date
        (the "Exit Period") in order to close and exit the Rejected Property in an orderly fashion, to give advance notice to the store employees, and to remove store inventory, equipment and trade fixtures. The Reorganized Debtor shall have the right to remove all inventory, equipment and trade fixtures from a Rejected
        Property during the Exit Period free of any claim or lien of the landlord or other party. During the Exit Period, the Reorganized Debtor shall comply with all provisions of the applicable lease, including, without limitation, the payment of rent and expenses, the maintenance of insurance coverage, and provisions regarding use. At the end of such occupancy the Reorganized Debtor shall turn over possession of the Rejected Property to the landlord in broom-clean condition and repair any damage caused by the removal of equipment and trade fixtures all in accordance with the terms of the respective lease. The Bankruptcy Court shall retain jurisdiction to order the return of possession at the end of the Exit Period.
         28. With respect to any executory contract or unexpired capital lease of the Debtors that the Reorganized Debtor elects not to take an assignment of (a "Rejected Contract"), the Reorganized Debtor shall have the same 30-day Exit Period to redeliver such equipment to the lessor, and during such Exit Period, the Reorganized Debtor shall pay all of the contractual rent due the respective lessor under the Rejected Contract until the redelivery of such equipment to the lessor, all in accordance with the terms of the respective Rejected Contract.
         29. On the Effective Date, the Debtors shall deliver to the Reorganized Debtor (a) an executed Certificate of Amendment to its Articles of Incorporation changing its name to "Shoes
        Liquidation Co." in a form acceptable to the California Secretary of State and (b) an executed Certificate of Withdrawal from the State of Delaware surrendering its authority to transact business in Delaware in a form acceptable to the Delaware Secretary of State. Each of such documents shall be prepared by BDH, at BDH's expense, and delivered to the Debtors for signature at least one business day prior to the Effective Date.
         30. As soon as practicable after the Effective Date, each of the Debtors shall deliver to the Reorganized Debtor the documents necessary to surrender its authority to transact business in each state in which it is currently qualified to do business.
        Each of such documents shall be prepared by BDH, at BDH's expenses, and delivered to the Debtors for signature prior to the Effective Date.
         31.      Pursuant  to the  Plan,  the  Plan  Confirmation  Order,  and
        Section 1400 of the California Corporations Code, as applicable, the Debtors shall cease to exist as corporate entities and shall be deemed, as a matter of law, dissolved, as of the entry of the Final Decree. Notwithstanding the dissolution of the Debtors and consistent with Section 2010 of the California Corporations Code, the Debtors shall continue to exist for the purpose of winding up their affairs, and the officers of the Debtors in office on the Effective Date shall execute and deliver to the Reorganized Debtor such reasonable instruments and other documents which are prepared by BDH, at BDH's expense, and delivered to the Debtors prior to the Effective Date for the purpose of carrying out or evidencing any of the transactions contemplated by the Plan.
         32. Confirmation of the Plan shall effect a tax-free reorganization under Internal Revenue Code SS 368(a)(1)(G).
         33. Pursuant to section 1146(c) of the Bankruptcy Code, the transfer of property shall not be subject to any stamp tax, transfer tax or similar tax.
         34. The various promissory notes, stock certificates, and other documents to be provided to holders of allowed claims under the Plan shall be in the place and stead of any certificated security or promissory note presently held by such creditors as evidence of such allowed claims and all such documents presently held by such creditors shall be deemed null and void as of the Effective Date.
         35. After confirmation of the Plan and occurrence of the Effective Date, in addition to any jurisdiction which is provided to the Bankruptcy Court by the Bankruptcy Code, including, without limitation, Sections 105(a) and 1127 of the Bankruptcy Code, the Bankruptcy Court will retain such jurisdiction as is legally permissible including for those purposes set forth in the Plan.
         36. Substantial consummation of the Plan, within the meaning of Section 1127 of the Bankruptcy Code, shall be deemed to have occurred after (i) all payments required to be made by the Reorganized Debtor on the Effective Date have been paid, (ii) all payments required to be made by the Reorganized Debtor as set forth in paragraph 5 above have been paid, and (iii) all documents and instruments required to be delivered under paragraph 5 above have been delivered.
         37. The provisions of Bankruptcy Rule 7062 and Rule 62(a) of the Federal Rules of Civil Procedure shall not apply to this Order and the Debtors are authorized to consummate the Plan upon the entry of this Order.
         38. The Post-Confirmation Committee shall be comprised of those members of the Creditors Committee who wish to serve on the Post-Confirmation Committee. The Post-Confirmation Committee shall have the right to retain such professionals that they deem necessary to effectuate the purposes and intent of the Plan and to pay or cause the Reorganized Debtor to pay the fees and expenses of such professionals out of the funds designated to be paid to the class 20 claim holders without any further order of the Bankruptcy Court.
         39. The Post-Confirmation Committee shall remain in existence until such time as the final distribution is made to holders of class 20 allowed claims. The Post-Confirmation
        Committee shall have the powers and responsibilities, and the duties of the Post-Confirmation Committee shall be restricted to the matters, described in the Plan.
         40. The Debtors will not receive a discharge under the Plan pursuant to and in accordance with the provisions of Section 1141 of the Bankruptcy Code because there has been a liquidation of all or substantially all of the property of the Debtors' estates and because the Debtors will not engage in business after the consummation of the Plan.
         41. The Debtors may seek to modify the Plan at any time after confirmation of the Plan so long as (1) the Plan has not been substantially consummated and (2) the Bankruptcy Court authorizes the proposed modifications after notice and a hearing.
         42. Until a final decree closing the Debtors' Chapter 11 cases is entered, the Post-Confirmation Committee shall file a quarterly status report with the Bankruptcy Court explaining what progress has been made toward consummation of the confirmed Plan and shall serve such status reports upon the Office of the United States Trustee, Debtors' counsel LNBRB, attn: Ron Bender, Esq., the Reorganized Debtors' counsel, Wolf, Rifkin, Shapiro & Schulman, LLP, 11400 W. Olympic Boulevard, 9th Floor, Los Angeles, California
        90064, Attn. Simon Aron, Esq., and those parties who have requested special notice.
         43. Once these estates have been fully administered as referred to in Bankruptcy Rule 3022, the Post-Confirmation
        Committee shall file a motion with the Bankruptcy Court to obtain a final decree to close these cases. The Reorganized Debtor shall be responsible for the timely payment of all fees incurred pursuant to 28 U.S.C. Section 1930(a)(6) until the entry of a final decree closing these cases.
         44. The obligations to and the lien securing the Junior Secured Creditor Promissory Notes will at all times be junior and subordinate to the obligations to and lien of Wells or any other future replacement senior lender on terms acceptable to Wells or such future replacement senior lender, but will not be junior to any other liens.
         45. In complete settlement, satisfaction and resolution of any and all claims or causes of action, subordination of claims, recharacterization of debt, or otherwise arising between the Creditors Committee and the Junior Secured Creditors, the Creditors
        Committee and the Junior Secured Creditors have agreed to allocate the additional consideration realized over the original stalking horse bid contained in the Original Plan as follows:
        seven percent (7%) to the general unsecured creditors and ninety-three percent (93%) to the Junior Secured Creditors.
        This allocation is binding upon all classes of creditors under this Plan and such allocation has already been taken into account with respect to the various treatment of creditors as described in the Plan.
         46. Any conflict between the terms of this Order and the Plan shall be resolved in favor of this Order.
         47. The bar date for creditors to assert an administrative claim against the Debtors or their estates is April 15, 2004.
        Any creditor who contends that it is entitled to an administrative claim against the Debtor or their estates must file a motion with the Bankruptcy Court asserting such administrative claim and set the motion for hearing. All motions for allowance of an administrative claim must be served upon the Office of the United States Trustee, Debtors' counsel LNBRB, attn: Ron Bender, Esq., the Reorganized Debtors' counsel, and Wolf, Rifkin, Shapiro & Schulman, LLP, 11400 W. Olympic Boulevard, 9th Floor, Los Angeles, California 90064, Attn. Simon Aron, Esq. Any creditor who fails to file a motion for allowance of an administrative claim by April 15, 2004 shall be permanently and forever barred from asserting any administrative claim against the Debtors or their estates.
         48. Any allowed administrative priority claim arising as a result of the rejection of the executory contracts between TWC and SCI shall be paid in full in cash by the Reorganized Debtor upon allowance by the Bankruptcy Court of such administrative priority claim. Payment of any such allowed administrative priority claim shall be personally guaranteed up to the amount of $2.9 million by Andrew Feshbach and Fred Kayne, principals of BDH, and shall be subject to documentation reasonably acceptable to SCI and the Reorganized Debtor.
         49. The Reorganized Debtor shall be prohibited from issuing any nonvoting equity securities, and, with respect to all classes of securities of the Reorganized Debtor which have voting power, there shall be an appropriate distribution of such power among such classes.
         50. Rick Hettlinger and/or Steve Adler are hereby authorized and directed to execute the "State of Delaware Certificate of Withdrawal from the State of Delaware", the "Certificate of Amendment of Articles of Incorporation of The Walking Company" and the "Bill of Sale" presented to the Debtors by BDH without any further order of the Bankruptcy Court or any further approval of the Board of Directors of the Debtors. In addition, Mike Grenley is authorized and directed on behalf of the Debtors to execute any further documents necessary to give effect to this Order, including name change filings in each state in which the Debtors are qualified to do business, without further order of the Bankruptcy Court or any further approval of the Board of Directors of the Debtors.
         51. The Post-Confirmation Committee shall not (a) be considered an "underwriter" for any purpose, including, without limitation, for purposes of Section 1145(b) of the Bankruptcy Code or (b) engage in activities that would constitute it as an "underwriter" under Section 1145(b) of the Bankruptcy Code, but instead the Post-Confirmation Committee shall be the nominee holder of the First Unsecured Creditors Note, and related Warrant and Put
        Option and Second Unsecured Creditors Note, and related Warrant and Put Option First Unsecured Creditors Note, and related Warrant and Put Option until such securities are actually distributed pursuant to the Plan to the Class 20 claim holders.
         52. Andrew Feshbach and Fred Kayne, shareholders and directors of BDH (collectively, the "Put Guarantors"), shall jointly and severally guarantee the payment obligations of BDH and the Reorganized Debtor under the Put Options relating to the Junior Secured Creditors Promissory Notes, the First Unsecured Creditors Promissory Note and the Second Unsecured Creditors Promissory Note (the "Put Guaranty"). If the Put Guarantors make any payments under the Put Guaranty, then the Put Guarantors shall have the right to receive payment from BDH or the Reorganized
        Debtor, as applicable, to the extent of such payment by the Put Guarantors and the Put Guarantors shall be fully subrogated to, and shall be vested with, all of the applicable holder's rights, powers and remedies under its promissory note (to the extent of the put principal), the related Put Option and the Plan.
         53. In addition to the findings of fact and conclusions of law contained herein, this Order is made and based upon and incorporates the oral statements made on the record at the hearing on confirmation of the Plan, including any clarification or interpretation regarding the Plan provisions and implementation thereof, including statements re finalization of Plan exhibits that may need further revision after entry of this Order.

        IT IS SO ORDERED:
        -----------------
        Dated: March __, 2004
                                             /s/ Geraldine Mund
                                             HONORABLE GERALDINE MUND
                                             UNITED STATES BANKRUPTCY JUDGE

        Presented By:
        -------------
        LEVENE, NEALE, BENDER, RANKIN & BRILL L.L.P.


        By: /s/ Monica Kim
            --------------
            RON BENDER
            MONICA Y. KIM
            Attorneys for Chapter 11
            Debtors and Plan Proponents

        Approved And Agreed By:
        ----------------------
        WOLF, RIFKIN, SHAPIRO & SCHULMAN, LLP


        By:/s/ Simon Aron
           --------------
           SIMON ARON
           Attorneys for Big Dog Holdings, Inc.,
           Andrew Feshbach and Fred Kayne